Exhibit 99.1

21700 Barton Road P.O. Box 150 Colton, California 92324	Contact: Phil Smith Stater Bros. Holdings Inc. (909) 783-5287

P R E S S   R E L E A S E
For Immediate Release
Tuesday, February 8, 2005

STATER BROS. HOLDINGS ANNOUNCES FIRST QUARTER RESULTS

Colton, California. February 8, 2005; Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the first quarter of fiscal 2005 ended December 26, 2004.

Sales for the thirteen week first quarter ended December 26, 2004, understandably decreased 18.3% to $839.1 million compared to $1.027 billion for the thirteen weeks ended December 28, 2003. Results for the period ended December 28, 2003 included increased sales due to the Southern California grocery labor dispute. Like store sales decreased 22.2% for the thirteen weeks ended December 26, 2004 compared to the thirteen weeks ended December 28, 2003.

The Company reported net income for the thirteen week first quarter ended December 26, 2004 of $3.4 million compared to net income of $34.6 million for the thirteen week first quarter ended December 28, 2003. Prior year results benefited from the labor dispute in Southern California.

Brown said; “The decline in sales in the current year is due to the high sales level in the prior year during the Southern California grocery labor dispute. While the sales have declined we are pleased with the amount of new customers we have been able to retain. This year’s results reflect our Stater Bros. Family post-strike retention efforts to retain many of our new “Valued Customers” providing excellent service and value. We are determined to maintain the existing level of new customers the Stater Bros. Family obtained during the labor dispute. We remain committed to providing a friendly and satisfying shopping experience to all our “Valued Customers” on every one of their visits to our stores.”

Stater Bros. Holdings Inc. is the largest privately held Supermarket Chain in Southern California and operates 160 supermarkets through its wholly owned subsidiary, Stater Bros. Markets.

For information contact: Jack H. Brown, Chairman, President and Chief Executive Officer at (909) 783-5000.

Stater Bros. Markets currently operates 160 Full Service Supermarket locations, with 47 in San Bernardino County, 44 in Riverside County, 30 in Orange County, 27 in Los Angeles County, 10 in Northern San Diego County, and 2 in Kern County. There are over 16,000 members of the Stater Bros. “Family” of Employees. Headquartered in Colton, California, Stater Bros. has been serving Southern California customers since 1936.

STATER BROS. MARKETS...SERVING SOUTHERN CALIFORNIA FOR 68 GOLDEN YEARS
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STATER BROS. HOLDINGS INC.
Condensed Consolidated Statements of Income
(In thousands)
Unaudited

	13 Weeks Ended
	12/28/03	12/26/04
Sales	$1,026,553	$839,065

Gross profit	304,882	217,009

Operating expenses
Selling, general and administrative expenses	226,894	189,179
Depreciation and amortization	7,426	9,265

Total operating expenses	234,320	198,444

Operating profit	70,562	18,565

Interest income	384	1,192
Interest expense	(13,176)	(14,096)
Equity in earnings from unconsolidated affiliate	626	—
Other expenses, net	(453)	(115)

Income before income taxes	57,943	5,546

Income taxes	23,300	2,185

Net income	$34,643	$3,361

STATER BROS. HOLDINGS INC.
Condensed Consolidated Balance Sheets
(In thousands)
Unaudited

	9/26/04	12/26/04
Assets
Current assets
Cash	$301,947	$245,247
Restricted cash	20,000	29,000
Receivables	39,258	45,415
Inventories	185,567	199,780
Other	34,263	36,530

Total current assets	581,035	555,972

Property and equipment, net	409,623	425,713

Deferred debt issuance costs, net	21,891	21,282
Other assets	6,339	6,349

Total assets	$1,018,888	$1,009,316

Liabilities and stockholder’s deficit
Current liabilities
Accounts payable	$142,077	$140,044
Accrued expenses and other liabilities	117,856	104,571
Current portion of capital lease obligations	1,247	1,206

Total current liabilities	261,180	245,821

Long-term debt	700,000	700,000
Capital lease obligations, less current portion	9,470	9,186
Other long-term liabilities	85,429	88,139

Total stockholder’s deficit	(37,191)	(33,830)

Total liabilities and stockholder’s deficit	$1,018,888	$1,009,316